Exhibit 23(a)
                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 17, 1994, appearing on page 29 of Leggett & Platt Incorporated's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 35 of such Annual
Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such prospectus.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

St. Louis, MO
April 20, 1995